Exhibit 10.1

AMENDED AND RESTATED LEASE AGREEMENT

1. THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) made and entered into as of November 30, 2005, between SCP Green Hagerstown, LLC, a Delaware limited liability company (hereinafter “Landlord”), and West Marine Products, Inc., a California corporation (hereinafter “Tenant”).

2. WITNESSETH: The parties hereto agree that this Lease sets forth all agreements, covenants and conditions express or implied between the parties, and supersedes any prior oral or written agreements between the parties with respect to the premises hereinafter described. The following exhibits are attached to this Lease and made a part hereof:

Exhibit “A” - Legal Description of Demised Premises

Exhibit “B” - Site Plan

Exhibit “C” - Subordination, Non-Disturbance, and Attornment Agreement

Exhibit “D” - Insurance

Exhibit “E” - Estoppel

3. DEMISED PREMISES: Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the parcel of land consisting of approximately 19.69 acres, having an address of 19224 Longmeadow Road, in the City of Hagerstown, Washington County, State of Maryland, and more particularly described as the “Demised Premises” in Exhibit “A,” together with all improvements now or hereafter erected thereon, including but not limited to the existing building containing approximately 287,300 square feet (the “Building”) and all rights and appurtenances thereunto belonging. The Building is shown outlined on Exhibit “B.”

Tenant acknowledges that it occupied the Demised Premises prior to the Commencement Date, it has accepted the Demised Premises and accepts the same in the condition they are in on the Commencement Date, it being expressly agreed that neither Landlord nor any person acting under Landlord has made or implied any representations or warranties concerning this Lease, the Demised Premises, the Building or their condition or suitability for Tenant’s use. To the extent permitted by applicable law, and without limitation of Landlord’s express obligations under Section 12 below, Tenant waives any right or remedy otherwise accruing to Tenant on account of the condition or suitability of the Demised Premises or the Building, or title to the Demised Premises, and Tenant agrees that it takes the Demised Premises and the Bulding “as-is”, with all faults and without any such representation or warranty, including any implied warranties.

Landlord has not actually received any written notice of any violation of any applicable zoning, fire codes, and other federal, state, and local rules, regulations, law statutes, and ordinances relating to the Demised Premises, the Building or HAZARDOUS SUBSTANCES (as such term is defined below).

4. TERM AND COMMENCEMENT: The term of this Lease (hereinafter “Term”) shall commence on December 1, 2006 (hereinafter “Commencement Date”) and shall expire five (5) years after the Commencement Date, at 11:59 p.m., Eastern Daylight Savings Time, on November 30, 2011, unless sooner terminated or extended pursuant to the express terms set forth in this Lease.

5. RENEWAL OPTION: Landlord grants to Tenant one (1) option to extend the Term for one (1) separate consecutive additional period (hereinafter “Renewal Period”) of five (5) years on the same terms and conditions as set forth in this Lease for the Term except that Fixed Rent (as such term is defined below) during the Renewal Period shall be as set forth hereinafter. Tenant may exercise the Renewal Period by providing written notice to Landlord at least nine (9) months before the expiration of the Term of Tenant’s desire to renew said Lease. Failure to timely deliver such written notice shall be deemed an irrevocable election by Tenant not to extend the Term. If Tenant shall exercise the Renewal Term in accordance with this Section 5, the provisions of this Section 5 shall be self-operative, but upon request by either party the parties shall execute an amendment to this Lease acknowledging the Renewal Term. Notwithstanding the foregoing, Tenant’s exercise of its option to extend the Term shall be void, at Landlord’s election, if either at the time the option is exercised or at the time the Renewal Period is to commence, Tenant is in monetary default under the Lease (beyond any applicable notice and cure periods) or if Tenant is in material breach of any of Tenant’s maintenance and repair obligations under this Lease (beyond any applicable notice and cure periods).

6. RENT: Tenant agrees to pay to Landlord during the Term the monthly sum of Forty Six Thousand Dollars ($46,000) ($552,000 annually) (unless such rent shall be abated or diminished pursuant to the express provisions set forth in this Lease) (hereinafter “Fixed Rent”) in advance, not later than the first (1st) business day of each calendar month, commencing with the Commencement Date, prorated for any partial month during the term using a fraction, the numerator of which is the number of days in such month during the Term, and the denominator of which is the number of days in such month. All payments of Fixed Rent shall be made to Landlord, whose Federal Identification Number is 20-0784159, or to such other person or corporation or at such other place as shall be designated by Landlord, in writing, delivered to Tenant at least ten (10) days prior to the next ensuing rent payment date. Landlord and Tenant agree that the monthly Fixed Rent for the Renewal Period, if exercised, shall be Fifty Thousand Six Hundred Dollars ($50,600) ($607,200 annually). All sums payable by Tenant under this Lease other than Fixed Rent shall be deemed “Additional Rent”. The term “rent” shall mean Fixed Rent and Additional Rent.

7. AUTHORITY; QUIET ENJOYMENT: Landlord and Tenant each covenant that they have the full right and authority to execute and deliver this Lease. Landlord agrees that upon Tenant’s paying all rent and performing and observing all covenants, conditions and other provisions on its part to be performed and observed, Tenant may peaceably and quietly have, hold and enjoy the Demised Premises during the Term without disturbance by Landlord or anyone claiming by, through or under it, subject always to the terms of this Lease, provisions of law, and rights or interests of record to which this Lease may be or become subject and subordinate.

8. SUBORDINATION AND SUPERIORITY OF LEASE: Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to the present or future lien of any first mortgage (and at Landlord’s election, to the lien of any subordinate mortgage or mortgages) and to the rights of any lessor under any ground or improvements lease of the Demised Premises (collectively referred to in this Lease as a “mortgage” and the holder or lessor thereof from time to time as a “mortgagee”), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof; and that Tenant shall attorn to any such mortgagee succeeding to Landlord’s interest in the Property by foreclosure, deed in lieu of foreclosure, or otherwise, promptly after the giving of notice by such mortgagee requiring such attornment, provided however, that the mortgagee of any mortgage executes and delivers to Tenant an agreement in the form attached hereto as Exhibit “C” (or otherwise on any commercially reasonable form containing terms not materially less favorable to Tenant than those set forth in Exhibit “C” and otherwise reasonably acceptable to Tenant) in which the mortgagee agrees that Tenant shall not be disturbed in its possession upon Tenant’s attornment to such mortgagee as Landlord and performance of its Lease covenants and further provided that the subordination of this Lease to any mortgage entered into after the date of this Lease shall be upon the express condition that so long as Tenant is not in default beyond any applicable notice and cure periods under this Lease and Tenant agrees to attorn to the purchaser at a foreclosure sale, Tenant’s rights under this Lease shall be recognized by such purchaser. Tenant agrees that any mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgage (or the priority of its ground lease) to some or all provisions of this Lease; provided that such instrument shall contain terms not materially less favorable than those set forth in Exhibit “C”.

Tenant agrees that this Lease shall survive the merger of estates of any ground (or improvements) lessor and lessee. Until a mortgagee (either superior or subordinate to this Lease) forecloses Landlord’s equity of redemption (or terminates in the case of a ground or improvements lease) or operates the Demised Premises, through a receiver or otherwise, no mortgagee shall be liable for failure to perform any of Landlord’s obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord’s interest and then only as limited herein). Subject to the provisions of any subordination, non-disturbance and attornment agreement entered into by Tenant and any mortgagee, any mortgagee (or any other successor to Landlord acquiring the Property by foreclosure, deed in lieu of foreclosure, or otherwise) shall not be (i) liable for any previous act or omission of Landlord under the Lease, unless such act or omission continues after the date of such attornment; (ii) subject to any credit, demand, claim, counterclaim, offset or defense which theretofore accrued to Tenant against Landlord (other than a credit pursuant to the express provisions of Section 12 and Section 13.2 below of which such a mortgagee has been given written notice pursuant to the provisions of Section 12 and Section 13.2); (iii) bound by any prepayment of more than two months’ payment of Fixed Rent or Additional Rent (except estimated payments of Additional Rent) unless and to the extent such amounts have been actually received by such a mortgagee; (iv) required to account for any security deposit of Tenant other than any security deposit actually delivered to such mortgagee by Landlord; or (v) bound by any obligation to make any payment to Tenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the Lease to be performed by Landlord after the date of such attornment. Tenant shall give notice of any alleged non-performance on the part of Landlord to any mortgagee of which Tenant has received written notice, simultaneously with the default notice delivered to Landlord; and Tenant agrees that such mortgagee shall have a separate, consecutive reasonable cure period of no less than 30 days (to be reasonably extended in the same manner Landlord’s 30 day cure period is to be extended) following Landlord’s cure period during which such mortgagee may, but need not, cure any non-performance by Landlord. The foregoing shall not relieve such mortgagee of the obligation to remedy or cure any conditions at the Demised Premises the existence of which constitutes a Landlord default under the Lease and which continue at the time of such mortgagee’s taking title to the Property. The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person which may be accepted by taking a mortgage (or entering into a ground or improvements lease) of the Demised Premises.

If from time to time Landlord assigns this Lease or the rents payable hereunder to any person, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord prior to the date of such assignment; but the assignee shall be responsible only for non-performance of Landlord’s obligations which occur after it succeeds to and only while it holds Landlord’s interest in the Demised Premises.

The provisions of this paragraph shall be self-operative; nevertheless, Tenant agrees to execute, acknowledge and deliver any subordination, attornment or priority agreements or other instruments conforming to the provisions of this Section 8 (and being otherwise commercially reasonable and reasonably acceptable to Tenant) from time to time requested by Landlord or any mortgagee in furtherance of the foregoing, and further agrees that its failure to do so within fifteen (15) business days after written demand shall be subject to the default provisions of this Lease (including but not limited to any applicable notice and cure periods).

9. POSSESSION:

At the expiration or earlier termination of this Lease, Tenant (and all persons claiming by, through or under it) shall, without the necessity of any notice, surrender to Landlord the Demised Premises (including any tenant work and all replacements thereof, except such additions or alterations constructed after the Commencement Date as Landlord may direct to be removed in writing at the time of Landlord’s approval thereof, which shall be removed by Tenant and the Demised Premises restored to their pre-existing condition) and all keys to the Demised Premises, remove all of its trade fixtures and personal property not bolted or otherwise attached to the Demised Premises (and such trade fixtures and other property bolted or attached to the Demised Premises as Landlord may direct or, except as set forth below, as Tenant may desire), and all Tenant’s signs wherever located, in each case repairing damage to the Demised Premises which results in the course of such removal (including the filling of all floor holes and the replacement of all damaged ceiling tiles). Tenant shall yield up the Demised Premises broom-clean and in good order, repair and condition, reasonable wear and tear and damage by casualty and taking (to the extent expressly provided in this Lease only) excepted. Any property not so removed within thirty (30) days after the expiration or termination of the Lease shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, and Tenant shall pay to Landlord the reasonable cost and expense incurred by it in effecting such removal and disposition and in making any required repairs to the Demised Premises. In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property), without Landlord’s prior written consent: any power wiring or wiring panels; lighting or lighting fixtures; doors, windows, or wall coverings; drapes, blinds or other window coverings; installed carpets or other installed floor coverings; any built-in heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment.

10. ASSIGNMENT AND SUBLETTING: Tenant may assign this Lease or sublet the Demised Premises or any part thereof, with the prior written consent of Landlord (which shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the following transactions shall not require the consent of Landlord provided that Landlord shall receive prior notice thereof plus reasonable evidence upon closing that the transaction is in fact one of the following:

(a) Any transfer to an entity succeeding to substantially all of the business and assets of Tenant, whether by way of a sale of assets, merger, consolidation or otherwise; and

(b) Any transfer to an entity controlling Tenant, directly or indirectly controlled and beneficially owned by Tenant, or under common control with Tenant. For purposes of this clause (b), control shall mean possession of more than 50 percent ownership of the shares of beneficial interest of the entity in question together and/or the power to control and manage the affairs thereof either directly or by election of directors and/or officers.

Notwithstanding any such subletting or assignment (whether or not Landlord’s consent is required therefor), Tenant shall remain directly and primarily liable at all times for the performance of all the terms and conditions of this Lease.

11. MODIFICATIONS: During the Term hereof, Landlord shall not take action to materially modify the appearance of the exterior of the Building (or modes of ingress or egress thereto) or to substantially reduce the number of parking spaces available at the Demised Premises; provided, however, that the foregoing shall in no way interfere with Landlord’s performance of its obligations under Section 12 below.

12. LANDLORD’S REPAIRS:

Landlord shall, at its sole cost and expense, maintain the following in good working order and repair and replace as reasonably needed throughout the Term: (x) the roof of the Building and (y) the structural supports and foundation of the Building (provided that Landlord shall not be responsible for any costs or expenses related to such roof, structural supports and foundation that are actually caused by Tenant, other than in the customary and reasonable use of the Demised Premises pursuant to the terms and provisions of this Lease). Without limitation of any right expressly granted to Tenant pursuant to the provisions of this Section 12, Tenant hereby waives the benefit of any present or future law that provides Tenant the right to repair the Demised Premises or Building at Landlord’s expense or to terminate this Lease because of the condition of the Building or the Demised Premises.

If Landlord shall default in its obligations under this Section 12 and such default affects Tenant’s use of the Demised Premises for a period of thirty (30) days after written notice thereof from Tenant (or, if such default cannot reasonably be cured within such thirty (30) day period, such longer period as is reasonably required under the circumstances so long as Landlord has in good faith commenced such cure within such thirty (30) day period and thereafter prosecutes the same with reasonable diligence to completion) or, in an emergency event where there is imminent danger to person or property, such notice as is reasonable under the circumstances, then Tenant may (but shall not be obligated) immediately or at any time thereafter, upon written notice to Landlord, perform the obligation of Landlord under this Section 12. If Tenant, in connection therewith, makes any expenditure or incurs any obligations for the payment of money, then Landlord shall reimburse Tenant all sums so paid or incurred (along with an administrative charge of five percent (5%) thereon), within thirty (30) days after written demand to Landlord therefor accompanied by reasonable back-up documentation.

In the event that Landlord has not reimbursed such amounts to Tenant within such thirty (30) day period, then Tenant may receive a credit against Fixed Rent due under this Lease pursuant to the express provisions of this paragraph. After the expiration of such thirty (30) day period, Tenant shall provide written notice that Landlord has not reimbursed such amounts to Landlord and any mortgagee of Landlord of whom Tenant has been given written notice (and such notice shall include, at a minimum, the amount due to Tenant as well as a copy of Tenant’s original reimbursement request to Landlord [including the back-up documentation submitted therewith]). If such reimbursement has not been paid to Tenant within sixty (60) days after Landlord and, if applicable, such mortgagee(s) have been given such notice, then Tenant shall receive a credit against the following payment of Fixed Rent due to Landlord equal to the amount of such unpaid reimbursement plus the applicable administrative charge; provided that (x) in the event Landlord disputes in good faith any amounts claimed by Tenant, Tenant shall not be entitled to a credit with respect to such disputed amounts (but may receive a credit with respect to any amounts not in dispute) until the dispute is resolved by arbitration as set forth below and (y) such credit shall not exceed twenty-five percent (25%) of the amount of Fixed Rent due for any given month.

If Landlord disputes in good faith any amount claimed by Tenant under this Section 12, and if such dispute has not been settled by agreement, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association within ninety (90) days after Tenant’s second written demand for reimbursement was submitted to Landlord and, if applicable, Landlord’s mortgagee(s). The arbitration panel shall consist of one (1) person selected by each of Landlord and Tenant, and a third arbitrator jointly selected by the first two arbitrators. The arbitration shall be conducted in Baltimore, Maryland. None of the arbitrators shall have a then existing contractual or attorney-client relationship with Landlord or Tenant. The arbitrators shall render a written decision stating the reasons therefor. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. The prevailing party in such proceeding shall be entitled to claim and collect its reasonably incurred third-party attorneys’ fees in connection with such arbitration from the other party, as well as any reasonable costs incurred on account of payment to the three arbitrators.

13. TENANT’S REPAIRS AND ALTERATIONS:

Subject to Landlord’s express obligations set forth in Section 12 above, Tenant shall clean, maintain, repair and secure the Demised Premises, all improvements and appurtenances thereto, all access areas thereof, and all utilities, facilities, installations and equipment used in connection therewith, and shall pay all costs and expenses of so doing, keeping the Demised Premises in good order, repair and condition, reasonable wear and tear, and damage by casualty and taking (to the extent expressly provided in this Lease only) excepted. Without limiting the generality of the foregoing and subject to Landlord’s express obligations set forth in Section 12 above, Tenant shall keep all exterior walls, all interior walls, floor surfaces and coverings, glass, windows, doors, and partitions, all fixtures and equipment, all utilities, pipes and drains and other above-ground level installations used in connection with the Demised Premises in such good order, repair and condition, shall provide all cleaning, painting and floor covering to the Demised Premises, and shall remove all refuse from and provide its own janitorial services for the Demised Premises. Tenant shall keep in good order, condition and repair all building systems (including the heating, ventilation, air conditioning, plumbing, electrical, utility, and safety systems). Tenant’s maintenance obligations shall also include, without limitation, gardening and landscaping; snow removal; maintenance of signs; rental or lease payments paid by Tenant for rented or leased personal property used in the operation or maintenance of the Demised Premises; fees for required licenses and permits required by Tenant; sweeping and striping of pavement; general maintenance; painting; lighting; and similar items. If any portion of the Demised Premises or any system or equipment in the Demised Premises that Tenant shall be obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Demised Premises or system or equipment. Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of the heating and air conditioning system by a heating and air conditioning contractor, such contract and such contractor to be approved by Landlord.

13.1 TENANT’S SIGNAGE:

(A) Subject to the terms and provisions of this Lease and all applicable law, Tenant may erect or authorize the installation of signs on the Demised Premises (including the exterior of the Building).

(B) Subject to the terms and provisions of this Lease, Tenant may at any time or from time to time remove its building or other signage or change them to reflect new designs. Tenant may use its standard colors and logo in all signage. Landlord shall not and may not install or maintain, or permit anyone other than Tenant to install, maintain, remove or modify, any signs or communications equipment on the exterior or roof of the Demised Premises or within the air space above the Demised Premises, other than any signs required by any governmental authority, lender or insurance provider of Landlord (provided that any such signage required by Landlord’s lender or insurance company shall not impair the visibility of Tenant’s signage), during the Term of this Lease or any extensions or renewals thereof. Landlord shall not alter, modify, remove, relocate or replace any of Tenant’s signs.

13.2 TENANT IMPROVEMENT ALLOWANCE: Upon Tenant’s execution and delivery of this Lease, Tenant shall also provide to Landlord an estoppel certificate in the form attached as Exhibit “E”. So long as such estoppel certificate has been so provided to Landlord, Landlord shall reimburse Tenant the sum of Two Hundred Thousand Dollars ($200,000.00) (the “Allowance”) for Tenant improvements to the Demised Premises within sixty (60) days after the date of this Lease. In the event that Landlord has not paid the Allowance to Tenant prior to the expiration of such sixty (60) day period, then Tenant may receive a credit against Fixed Rent due under this Lease pursuant to the express provisions of this paragraph. After the expiration of such sixty (60) day period, Tenant shall provide written notice to Landlord and any mortgagee of Landlord of whom Tenant has been given written notice that Tenant is entitled to a credit against Fixed Rent pursuant to this Section 13.2. If the Allowance has not been paid to Tenant within thirty (30) days after Landlord and, if applicable, such mortgagee(s) have been given such notice, then Tenant shall receive a credit against Fixed Rent due to Landlord equal to the amount of the Allowance (along with an administrative charge of five percent [5%] thereon).

14. COMPLIANCE WITH LAWS: Tenant shall use the Demised Premises only as permitted under federal, state, and local laws, regulations and orders applicable from time to time, including without limitation municipal by-laws, land use and zoning laws, environmental laws and regulations (including all laws and regulations regulating the production, use, and disposal of any pollutant or toxic or hazardous material), and occupational health and safety laws. Tenant shall procure all approvals, licenses and permits necessary therefor, in each case giving Landlord true and complete copies of the same (and, at Landlord’s request, all applications therefor). Tenant shall promptly comply with all present and future laws applicable to Tenant’s use of the Demised Premises or Tenant’s signs thereon, foreseen or unforeseen, and whether or not the same interfere with Tenant’s use and enjoyment of the Demised Premises (provided, however, that the parties acknowledge that Tenant is entitled to contest applicable laws so long as such contest does not interfere with Tenant’s obligations under this Lease), and shall comply with all requirements reasonable in light of the use Tenant is making of the Demised Premises of insurance inspection or rating bureaus having jurisdiction. If Tenant’s use of the Demised Premises results in any increase in the premium for any insurance required by this Lease to be carried by Landlord, then upon Landlord’s notice to Tenant of such increase Tenant shall pay the same to Landlord upon demand as Additional Rent. Except to the extent applicable with respect to Landlord’s express obligations set forth in Section 12, Tenant shall bear the sole risk of all present or future laws affecting the Demised Premises or appurtenances thereto, and Landlord shall not be liable for (nor suffer any reduction in any rent on account of) any interruption, impairment or prohibition affecting the Demised Premises or Tenant’s use thereof resulting from the enforcement of such laws.

15. TENANT’S FIXTURES, EQUIPMENT AND INVENTORY; TENANT’S LENDER’S RIGHTS:

(A) Subject to the terms and provisions of this Lease, Tenant may install or locate in or upon the Demised Premises (including the Building) such fixtures (trade or otherwise), inventory and equipment including but not limited to satellite dishes, antennae or other telecommunications equipment, as Tenant deems desirable and all of said items shall remain Tenant’s property whether or not affixed or attached to the Demised Premises. Tenant may remove said fixtures, inventory and equipment from the Demised Premises at any time and from time to time during the Term (subject to the terms and provisions of this Lease). Landlord shall not acquire any rights in any trade fixtures, inventory or equipment, nor shall it mortgage, pledge or encumber said trade fixtures, inventory or equipment. Landlord hereby waives, disclaims and releases any and all statutory and contractual lien rights and rights of levy, distraint, and possession for sale for unpaid rent which Landlord may have on any of Tenant’s trade fixtures, inventory or equipment. Tenant shall, within thirty (30) days after expiration of the Term, repair any damage to the Demised Premises caused by Tenant’s removal of any fixtures, inventory or equipment, to the extent such removal is permitted under this Lease.

(B) Tenant may enter into loan arrangements from time to time with lenders and grant to such lenders liens on its present and future assets, including without limitation, inventory, equipment and trade fixtures which may be installed or located in the Demised Premises (but not including any fixtures, as such term is defined in the Uniform Commercial Code). Landlord agrees for the benefit of such lenders that during the Term of this Lease, at the option of such lenders, the Tenant’s property may remain upon the Demised Premises (without such lenders being deemed to be taking possession of the Demised Premises) for a period of 45 days after (i) such lender’s receipt of written notice from the Landlord directing removal of Tenant’s property or (ii) Landlord’s receipt of written notice from such lenders (or an agent acting on their behalf) stating that Tenant is in default in payment or performance of obligations owed to such lenders. If such lenders use this option, during said 45-day period, such lenders shall pay rent to the Landlord in an amount equal to the rent due for such period provided under the Lease prorated per diem on the basis of a 30-day month Any such a lender of Tenant entering the Demised Premises shall be responsible for and shall indemnify and save harmless Landlord, absent the gross negligence or willful misconduct of Landlord, from any physical damage and/or damage of any kind to the Demised Premises or the Building and/or personal injury, in each case, caused by such lender’s entry into the Demised Premises and/or its removal of collateral therefrom. If Landlord is provided with the names and addresses of such lenders (or their agent), Landlord agrees (i) use commercially reasonable efforts to provide such lenders with concurrent notice of default of this lease, and (ii) that this Subsection (B) of this Section 15 may not be amended, modified, supplemented or replaced without the written consent of such lenders (any such amendment, modification, supplement or replacement without such consent being null and void). Landlord acknowledges that Tenant currently has secured credit arrangements with Wells Fargo Bank, National Association, in its capacity as administrative agent (the “Administrative Agent”) for a syndicate of lenders. Administrative Agent’s notice address for the purpose of this Section 15 is Wells Fargo Bank, National Association; 65 West Alisal Street, 2nd Floor; Salinas, CA 93901; Attn: Patrick Bishop; Telecopier: (831) 757-7345; Telephone: (831) 754-5078. Without limitation of the foregoing provisions, Landlord acknowledges that Landlord is subject to that certain Landlord Subordination recorded in Liber 2076, Folio 707 of the Washington County Land Records.

16. UTILITIES: Tenant shall pay, directly to all such providers, all charges and deposits for gas, water, sewer, electricity, telecommunications, and other energy, utilities and services used or consumed on the Demised Premises during the Term. It is understood and agreed that Landlord (i) shall be under no obligation whatsoever to furnish any such services to the Demised Premises and (ii) shall not be liable for (nor suffer any reduction in any rent on account of) any interruption or failure to supply the same, unless such interruption or failure is actually caused by the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors.

16.1 TRASH REMOVAL: Tenant shall have Tenant’s trash removed from the Demised Premises regularly, at Tenant’s cost.

17. INSURANCE: Commencing on the Commencement Date and continuing throughout the Term, Landlord and Tenant, as applicable, shall maintain insurance as described in the attached Exhibit “D”.

18. DAMAGE BY CASUALTY:

(A) If the Demised Premises is damaged or destroyed in whole or in part by fire, the elements, subsidence of sublateral or subjacent support or other casualty, Landlord shall repair and restore the Demised Premises with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control, but Landlord shall not be obligated to expend for repairing or restoring the damage an amount in excess of the proceeds of insurance actually received by Landlord for application to the repair of such damage. If in Landlord’s reasonable estimate the Demised Premises cannot be restored within six (6) months from the date of such fire or casualty, then Landlord shall give notice to Tenant of such estimate within ninety (90) days after such fire or casualty. Tenant may elect by written notice given to Landlord within sixty (60) days following the date of such notice from Landlord to terminate this Lease effective as of the date of Tenant’s notice. If any such damage (i) renders 50% or more of the Building untenantable or (ii) renders general Building systems inoperable and such systems cannot be repaired in Landlord’s reasonable estimate within six (6) months from the date of such damage or (iii) occurs within the last year of the Term, Landlord or Tenant shall have the right to terminate this Lease as of the date of such damage upon written notice given to the other party at any time within ninety (90) days after the date of such damage. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, by virtue of any delays in completion of such repairs and restoration provided that Tenant shall have the right to terminate the Lease if such repairs are not completed within such 6-month period, subject to extension for delays caused by Force Majeure (as such term is defined in Section 46), by notice given within thirty (30) days after such repair period expires, which notice shall be deemed withdrawn if the restoration is completed within thirty (30) days after such notice is delivered to Landlord. Fixed Rent and additional rent, however, shall abate on those portions of the Demised Premises as are, from time to time, untenantable and, in fact, unoccupied by Tenant as a result of such damage. All insurance proceeds and such other funds as may be necessary to complete the restoration of the Demised Premises shall be paid by Landlord to Landlord’s first mortgagee for the Demised Premises or such other depository institution reasonably acceptable to Landlord and Tenant, less such actual and reasonable attorneys’ fees or other expenses as are incurred by the depository, Landlord, Landlord’s mortgagee or Tenant, in the collection and/or administration thereof, which shall be paid out of such proceeds, in trust, to be used for the restoration and repair of the Demised Premises in accordance with the provisions of this Lease. The provisions of the immediately preceding sentence to the contrary notwithstanding, the proceeds of any rent loss or business interruption insurance then in effect shall be paid to Landlord (when and as due and payable) for the rent accruing before such restoration is completed. Any balance of such proceeds remaining after such payments are made shall, upon completion of the restoration, be paid to Landlord or as Landlord may direct. Any proceeds which are separately paid on account of any damage to or destruction of any Tenant’s personal property or inventory shall be paid directly to Tenant. The depository shall disburse the insurance and restoration proceeds to Landlord or as Landlord may direct, from time to time as such restoration progresses, to pay or reimburse Landlord for the cost of such restoration, upon Landlord’s written request accompanied by evidence that an amount equaling the amount requested is then due and payable or has been paid, and is properly a part of such cost. Disbursements shall be made from time to time in an amount not exceeding the hard and soft costs of the restoration, less any customary retainage, and otherwise in accordance with customary construction practices employed by prudent construction lenders.

(B) If Tenant is not actually open for business during all or any part of the period (“Restoration Period”) from the date of such damage or destruction as aforesaid until the date the Building and the Demised Premises is redelivered to Tenant in accordance with the terms of this Lease, all Rent or other sums payable hereunder shall abate for such period as Tenant is not open for business without causing default by Tenant. If Tenant is open for business during the Restoration Period, the Rent and other sums payable hereunder shall abate in proportion to the usable space; provided, however, that if Landlord does not proceed diligently with restoration of the Demised Premises, all Rent and other sums payable hereunder shall abate without causing default by Tenant.

(C) Upon any termination of this Lease pursuant to this Section 18, the insurance proceeds payable to Landlord under the insurance to be maintained pursuant to Exhibit “D” (less any amounts payable to Tenant with respect to Tenant’s personal property and inventory and less any amounts payable under business interruption and/or rent loss insurance for the period following such termination), shall be assigned and/or paid over to Landlord and Landlord and Tenant shall be relieved of any further obligations hereunder except for obligations accrued as of the date of termination.

19. WAIVER OF SUBROGATION: Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or Demised Premises or to the contents thereof, which loss or damage is covered by valid and collectible property insurance policies. Landlord waives any and every claim against Tenant for any and all loss of or damage to the Building or the Demised Premises or contents thereof, which would have been covered had the insurance policies required to be maintained by Landlord by this Lease been in force, to the extent that such loss or damage would have been recoverable under such insurance policies. Tenant waives any and every claim against Landlord for any and all loss of, or damage to, the Building or Demised Premises or the contents thereof which would have been covered had Tenant maintained the insurance policies required to be maintained by Tenant under this Lease been in force, to the extent that such loss or damage would have been recoverable under such insurance policies. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, to it policies of property insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

20. EMINENT DOMAIN:

If the Demised Premises or the Building (or any portion of the Building, the loss of which would require reconfiguration or restoration of the Building which Landlord reasonably estimates will cost in excess of 25% of the current replacement cost of the Building) shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, Landlord or Tenant shall have the right, exercisable at its sole direction, to cancel the Lease upon not less than sixty (60) days’ notice prior to the date of cancellation designated in the notice. No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation and Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by such taking or condemnation (except for Tenant’s relocation expenses and any unamortized costs of tenant improvements that have been paid for by Tenant, in each instance specifically so designated by the court or authority having jurisdiction over the matter).

If any such taking (i) renders 25% or more of the Building untenantable (or prohibits reasonable access to the Building or renders the parking at the Demised Premises non-compliant with applicable zoning laws) or (ii) renders general Building systems inoperable and such systems cannot be repaired in Landlord’s reasonable estimate within six (6) months from the date of such taking or (iii) occurs within the last year of the Term, Landlord or Tenant shall have the right to terminate this Lease as of the date of such taking upon written notice given to the other at any time within one hundred twenty (120) days after the date of such taking. If this Lease is not terminated and canceled because of any such taking or appropriation, Landlord shall with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by Force Majeure, restore (to the extent insurance proceeds are available therefor) the Demised Premises and/or access to a condition as nearly comparable as practicable to the condition existing just before such taking or appropriation within six (6) months after such taking. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, by virtue of any delays in completion of such repairs and restoration unless such repairs are not completed within such six (6) month period, in which event Tenant shall have the right to terminate the Lease if such repairs are not completed within such six (6) period, subject to extension for Force Majeure, by notice given within 30 days after such repair period expires, which notice shall be deemed withdrawn if the restoration is completed within 30 days after such notice is delivered to Landlord.

Fixed Rent and Additional Rent shall abate on those portions of the Demised Premises as are, from time to time, untenantable and, in fact, unoccupied by Tenant as a result of such taking.

21. PERMITS AND LICENSES. Landlord agrees upon request of Tenant to execute or join in the execution of any application for permits and licenses which may be necessary in connection with any construction, alterations, improvements and/or repairs permitted under this Lease.

22. INTENTIONALLY DELETED.

23. INTENTIONALLY DELETED.

24. INTENTIONALLY DELETED.

25. TENANT’S DEFAULT: (a) If Tenant fails to pay Fixed Rent or any Additional Rent or other sum or charge hereunder within ten (10) days after written notice that the same is due; or (b) (intentionally), or (c) (intentionally deleted), or (d) if any assignment shall be made by Tenant

(or any assignee or sublessee of Tenant) for the benefit of creditors, or (e) if Tenant’s leasehold interest shall be taken on execution or by other process of law, or (f) if a petition is filed by Tenant (or any assignee or sublessee of Tenant) for adjudication as a bankrupt, or for reorganization or an arrangement under any provision of any bankruptcy act then in force and effect, or (g) if an involuntary petition under the provisions of any bankruptcy act is filed against Tenant (or any assignee or sublessee of Tenant) and such involuntary petition is not dismissed within sixty (60) days thereafter, or (h) if Tenant (or any assignee or sublessee of Tenant) shall be declared bankrupt or insolvent according to law, or (i) if a receiver, trustee or assignee shall be petitioned for and not contested by Tenant for the whole or any part of Tenant’s (or such assignee’s or sublessee’s) property, or if a receiver, trustee or assignee shall be appointed over Tenant’s (or such other person’s) objection and not be removed within sixty (60) days thereafter, or (j) (reserved), or (k) if Tenant fails to perform any other material covenant, agreement or condition hereunder and such default continues for thirty (30) days after notice (provided, however, that such thirty (30) day period shall be reasonably extended for up to an additional sixty (60) days in the case of non-monetary default if the matter complained of can be cured, but the cure cannot be completed within such thirty (30) day period and Tenant begins promptly to cure within such period and thereafter diligently completes the cure; if such matters cannot be cured then there shall be no cure period), then, and in any such case, Landlord and its agents and employees lawfully may, in addition to and not in derogation of any remedies for any preceding breach, immediately or at any time thereafter, enter into and upon the Demised Premises or any part thereof in the name of the whole, or mail or deliver a notice of termination of the Term addressed to Tenant at the Demised Premises or at any other address herein provided, and thereby terminate this Lease and repossess the same as of Landlord’s former estate. Upon such entry or mailing or delivery, as the case may be, the Term shall terminate, all executory rights of Tenant and all obligations of Landlord under this Lease shall immediately cease, and Landlord may expel Tenant and all persons claiming by, through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants; and Tenant, to the extent permitted by applicable law, hereby waives all statutory and equitable rights to its leasehold (including without limitation rights in the nature of further cure or of redemption, if any). Landlord may, without notice (but subject to applicable law), store Tenant’s effects (and those of any person claiming by, through or under Tenant) at the expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or auctions or at private sale or sales after seven (7) days notice to Tenant (which notice Tenant agrees is reasonable) and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant. If any payment of Fixed Rent, Additional Rent, or other payment due from Tenant to Landlord is not paid within five (5) days after the date due, then Landlord may, at its option, in addition to all other remedies hereunder, impose a late charge on Tenant equal to 3% of the amount in question, which late charge will be due within ten (10) days of demand as Additional Rent (provided, however, that no such charge shall be imposed for the first such late payment during any calendar year during the Term).

26. REMEDIES FOR TENANT DEFAULT:

(a) Reletting Expenses Damages. If this Lease is terminated for default, then Tenant covenants, as an additional cumulative obligation after such termination, to pay all of

Landlord’s reasonable costs and expenses related thereto or in collecting amounts due hereunder, including reasonable attorneys fees, and all of Landlord’s reasonable expenses in connection with such reletting, including without limitation, brokerage commissions (to the extent the same are allocable to the Term), fees for legal services and expenses of preparing the Demised Premises for reletting (other than tenant inducements and tenant improvements) (“Reletting Expenses”). It is agreed by Tenant that Landlord may (i) relet the Demised Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term, and may grant such tenant inducements as Landlord in its sole but commercially reasonable judgment considers advisable, and (ii) make such alterations, repairs and decorations in the Demised Premises as Landlord in its sole discretion considers advisable, and no action of Landlord in accordance with the foregoing nor any failure to relet or to collect rent under any reletting shall operate or be construed to release or reduce Tenant’s liability. Landlord’s Reletting Expenses together with all sums otherwise provided for in this Lease, whether incurred prior to or after such termination, shall be due and payable immediately from time to time upon notice from Landlord.

(b) Termination Damages. If this Lease is terminated for default, then unless and until Landlord elects lump sum liquidated damages described in (c) below Tenant covenants, as an additional cumulative obligation after any such termination, to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence Tenant shall be credited with the net proceeds of any rent then actually received by Landlord from a reletting of the Demised Premises after deducting all sums provided for in this Lease to be paid by Tenant and not then paid.

(c) Lump Sum Liquidated Damages. If this Lease is terminated for default, then Tenant covenants, as an additional cumulative obligation after termination, to pay forthwith to Landlord at Landlord’s election made by written notice to Tenant at any time within one year after termination, as liquidated damages a single lump sum payment equal to the sum of all sums provided for in this Lease to be paid by Tenant and not then paid at the time of such election, plus the present value (calculated at the Federal Reserve discount rate or equivalent) of the excess of all of the rent reserved for the residue of the Term over all of the fair market rent reasonably projected by Landlord to be received on account of the Demised Premises during such period, which rent from reletting shall be reduced by reasonable projections of vacancies and by Landlord’s Reletting Expenses described above to the extent not theretofore paid to Landlord.

27. LANDLORD’S DEFAULT: In no event shall Landlord be in default unless notice thereof has been given to Landlord (and all mortgagees of which Tenant has written notice) and Landlord (or any such mortgagee at its sole discretion) fails to perform within 30 days (provided, however, that such 30 day period shall be reasonably extended if such cure cannot reasonably be completed in such 30 day period and such performance begins within such period and thereafter is diligently pursued, or if such mortgagee notifies Tenant within such period that it intends to cure on behalf of Landlord and thereafter begins curing within such period, or if later within 30 days after acquiring possession of the

Property if the cure requires the mortgagee to obtain possession of the Property, and diligently pursues curing with reasonable promptness). Any mortgagee notice and cure periods set forth in any subordination, nondisturbance and attornment agreement then in effect under Section 8 shall control to the extent the same differ from the foregoing. The time periods set forth in this Section 27 shall not limit in any way Tenant’s right to self-help expressly set forth in Section 12 of this Lease.

28. HAZARDOUS SUBSTANCES:

(A) As used in this Lease, “HAZARDOUS SUBSTANCES” shall be defined as any substance that is biologically or chemically active or is a hazardous, toxic, or dangerous waste, substance (including, but not limited to, petroleum derivative substances), or material defined as such in (or for purposes of) any state, federal or local environmental laws, regulations, decrees or ordinances or in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or in any of the so called state or local “Super Fund”, “Super Lien” or “Cleanup Lien” laws or any other federal, state or local regulation, order or decree relating to or imposing liability or standards of conduct concerning any such substances or materials or any amendments or successor statutes thereto.

(B) Tenant covenants, represents and warrants that no HAZARDOUS SUBSTANCES will be used, stored or disposed of in, on or about the Demised Premises (other than use or storage of items customarily sold or utilized for marine and boating supplies or accessories and cleaning supplies, in accordance with all applicable laws and regulations) and that during the Term of this Lease or any Renewal Period thereof, no HAZARDOUS SUBSTANCES will be discharged on the Demised Premises by Tenant or anyone under its direction or control in violation of applicable law or regulations. Tenant agrees that such representations and warranties shall survive any termination of this Lease, and Tenant agrees to indemnify and hold harmless the Landlord and its mortgagees from any and all costs, expenses, claims and damages, including but not limited to reasonable attorneys’ fees and costs of remediation, actually arising from Tenant’s breach of any of the foregoing covenants, representations and warranties, but subject to any limitation on damages applicable to Tenant that is expressly set forth in Section 47 below.

29. NOTICE: All notices or demands required or permitted to be given or served pursuant to this Lease shall be deemed to have been given or served only if in writing, postage pre-paid and shall be sent by U.S. Certified Mail with Return Receipt Requested or by overnight courier to:

LANDLORD:	TENANT:

SCP Green Hagerstown, LLC	West Marine Products, Inc.
c/o STAG Capital Partners, LLC	Attn: Real Estate Department
93 Summer Street	500 Westridge Drive
Third Floor, Suite 31	Watsonville, California 95076
Boston, Massachusetts 02110

Such addresses may be changed from time to time by either party by serving notice as above provided. Such notices shall be effective upon receipt or refusal of receipt by the party to whom such notice is addressed.

30. REAL ESTATE TAXES:

(A) Tenant shall pay, as Additional Rent, directly to the relevant taxing authority, all real estate taxes, general or special assessments, sewer and water charges and other charges imposed upon the Demised Premises, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Building or the Demised Premises (including any so-called linkage, impact or voluntary betterment payments), and all penalty and interest thereon (if due to Tenant’s failure to make timely payments on account of Taxes), assessed or imposed against the Demised Premises or the property of which the Demised Premises are a part (including without limitation any personal property taxes levied on such property or on fixtures or equipment used in connection therewith), or upon Landlord by virtue of its ownership thereof (other than mechanics or other liens due to the acts of Landlord, its agents or contractors) allocable to the Term (hereinafter “Taxes”) prior to delinquency. In the event that Landlord receives any bill for Taxes, Landlord will provide the same to Tenant by overnight delivery within five (5) days after Landlord’s receipt thereof. If during the Term the present system of ad valorem taxation of property shall be changed so that, in lieu of or in addition to the whole or any part of such ad valorem tax, there shall be assessed, levied or imposed on such property or Demised Premises or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the Commencement Date) measured by or based in whole or in part upon Building rents or any other incidents, benefits or measures of real property or real property operations and imposed on owners of real estate generally, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term Taxes, but only to the extent the same are applicable to the Demised Premises. Upon Tenant’s execution of this Lease, Landlord shall cause the Washington County Treasurer to issue real estate tax bills directly to the Tenant.

(B) (Intentionally omitted).

(C) Tenant shall have the right to protest and/or contest any Taxes which are required to be paid by Tenant hereunder by appropriate administrative or legal proceedings, provided, however:

(1) Such protest or contest shall not cause or result in a sale or foreclosure of the Demised Premises;

(2) Tenant shall diligently prosecute such protest and/or contest; and

(3) Tenant shall be responsible for the payment of any penalties, interest or fees with respect to the Taxes protested or contested.

(D) If Tenant shall fail to pay any Taxes in accordance with paragraph (A); or fail to discharge or bond any lien within thirty (30) days after Tenant becomes aware thereof, Landlord shall have the right, after prior written notice thereof to Tenant, to pay or discharge such Taxes on behalf of Tenant. Any amount so paid by Landlord on behalf of Tenant shall be deemed Additional Rent hereunder and shall be paid by Tenant within ten (10) business days of written demand thereof by Landlord, together with an administrative charge pursuant to Section 34.

31. USE; ALTERATIONS: Tenant may use the Demised Premises as a warehouse and/or office for the distribution of supplies, equipment and apparel for marine and boating uses, together with activities related thereto, including storage of Tenant’s merchandise, or for any other lawful purpose. Tenant shall be responsible for all fines or penalties imposed by law arising by reason of the violation by Tenant of any laws, rules, ordinances or regulations relating to the conduct of business in the Demised Premises issued by any governmental authority having jurisdiction over the Demised Premises.

Tenant may operate its business on the Demised Premises, subject to the terms of this Lease, as Tenant deems best and there shall be no restrictions upon Tenant or upon the operation of its business except under applicable law or as set forth in this Lease. Tenant shall not have any obligation to continuously use or occupy the Demised Premises or conduct business therein during the Term and Tenant shall have the right (at any time and from time to time) to discontinue the use and occupancy of the Demised Premises or cease the conduct of business therein; provided, however, that neither the cessation of Tenant’s use or occupancy of the Demised Premises nor the discontinuation of the conduct of business therein shall relieve or discharge Tenant from its obligation to pay Fixed Rent, Additional Rent or other amounts payable by Tenant and perform the obligations required by this Lease in the time and manner set forth herein.

Tenant shall not make any installations, alterations, additions, or improvements in or to the Demised Premises, including, without limitation, any apertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, except that only prior notice and a description of and plans, if any, for the work (but no approval) shall be required for any interior or exterior work costing less than $200,000 in the aggregate during any twelve-month period that does not affect the Building’s structure or mechanical, electrical, or other building systems. Any such work so approved by Landlord shall be performed substantially in accordance with plans and specifications therefor approved by Landlord. Tenant shall not perform any work in or to the Demised Premises that would in Landlord’s reasonable judgment (i) materially affect any structural component of the Building (including, without limitation, exterior walls, exterior windows, core walls, columns, roofs, or floor slabs) or (ii) in any respect be incompatible with the electrical or mechanical components or systems of the Building. Tenant shall procure at Tenant’s sole expense all necessary permits and licenses before undertaking any work on the Property and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements. Tenant shall require all contractors employed by Tenant to carry insurance in types and amounts that are commercially reasonable in consideration of the particular Tenant work project (including without limitation worker’s compensation insurance in accordance with statutory requirements and commercial general liability insurance covering such contractors on or about the Demised Premises with a combined single limit not less than $1,000,000) and shall submit certificates evidencing such coverage to Landlord prior to the commencement of any such work. Landlord may inspect the work of Tenant at reasonable times in accordance with Section 40 and give notice of observed defects. Upon completion of any such Tenant work project with a total cost in excess of $100,000, Tenant shall provide Landlord with any “as built” plans, copies of all construction contracts and proof of payment for all labor and materials.

32. REAL ESTATE FEES: Tenant shall not be liable for any broker or real estate commissions in connection with this Lease, and Landlord shall be solely responsible therefor. Tenant warrants and represents that it has not been represented by any broker or finder in connection with this transaction and agrees to indemnify and save Landlord harmless from all loss, claim, damage or expense (including reasonable attorneys’ fees of counsel of Landlord’s choice) arising from Tenant’s breach of this representation and warranty. Landlord warrants and represents that it has not been represented by any broker or finder in connection with this transaction and agrees to indemnify and save Tenant harmless from all loss, claim, damage or expense (including reasonable attorneys’ fees of counsel of Tenant’s choice) arising from Landlord’s breach of this representation and warranty. The foregoing warranties and representations of Landlord and Tenant shall survive the expiration of the Term or any early termination of this Lease. Tenant makes no representation or warranty concerning any brokers, finders, or other parties that may have represented Landlord in connection with the negotiation of this Lease. Landlord makes no representation or warranty concerning any brokers, finders, or other parties that may have represented Tenant in connection with the negotiation of this Lease.

33. LIENS AND ENCUMBRANCES: Tenant shall not create or suffer, shall keep Landlord’s property, the Demised Premises and Tenant’s leasehold free of, and shall promptly remove and discharge, any lien, notice of contract, charge, security interest, mortgage or other encumbrance which arises for any reason, voluntarily or involuntarily, as a result of any act or omission by Tenant or persons claiming by, through or under Tenant, or any of their agents, employees or independent contractors, including without limitation liens which arise by reason of labor or materials furnished or claimed to have been furnished to Tenant or for the Demised Premises.

34. LANDLORD’S CURE RIGHT; INTEREST: If Tenant shall neglect or fail to perform or observe any covenant or condition of this Lease and shall not cure such default within the applicable cure period, Landlord may, at its option, without waiving any claim for breach, at any time thereafter cure such default for the account of Tenant (and if required in connection therewith, enter the Premises in accordance with Section 40 of this Lease), and any amount paid or any liability incurred by Landlord in so doing shall be deemed paid or incurred for the account of Tenant, and Tenant shall reimburse Landlord therefor, together with an administrative charge as provided below, payable on demand as Additional Rent. Notwithstanding any other provision herein concerning cure periods, Landlord may cure any default for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances (including telephonic notice) if the curing of such default prior to the expiration of the applicable cure period is reasonably necessary to prevent likely damage to the Demised Premises or other improvements or possible injury to persons, or to protect

Landlord’s interest in its property or the Demised Premises. Tenant shall pay to Landlord on demand as Additional Rent all of the costs and expenses of Landlord, including such administrative charge and reasonable attorneys’ fees, incurred in enforcing any covenant or condition of this Lease. Without limiting any of other rights or remedies set forth in this Lease, any sum due under this Section 34 (or due under any provision of this Lease referencing this Section 34) shall bear an administrative charge of five percent (5%) upon the amount due, payable immediately upon demand as Additional Rent.

35. EXISTING LEASE: Landlord and Tenant are, respectively, the current “Landlord” and “Tenant” under that certain Lease Agreement dated December 1, 1986, by and between Indian Creek Company, as landlord, and Boat America Corporation, as tenant (the “Existing Lease”). Upon the Commencement Date, this Lease shall amend and restate the Existing Lease in its entirety and renew the term thereof.

36. GENERAL PROVISIONS:

(A) The captions and numbered Sections of this Lease are inserted for convenience only and are not a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.

(B) If more than one person or corporation is named as Landlord in this Lease and executed the same as Landlord, then the word “Landlord” wherever used in this Lease shall refer to all such persons or corporations, and the liability of such persons or corporations for compliance with or for the performance of all the terms, covenants and provisions of this Lease shall be joint and several.

(C) All the provisions of this Lease shall be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate Section hereof, and all the provisions hereof shall bind and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

(D) No amendment or modification of this Lease shall be effective unless in writing and executed by duly authorized representatives of both Landlord and Tenant.

(E) The Sections of this Lease are intended to be severable. If any Section or provision of this Lease shall be held to be unenforceable by any court of competent jurisdiction, this Lease shall be construed as though such Section had not been included in it. If any Section or provision of this Lease shall be subject to two constructions, one of which would render such Section or provision invalid, then such Section or provision shall be given that construction which would render it valid.

(F) Upon request of Tenant, Landlord shall promptly complete an IRS Form W-9 so that Tenant may report the payments made by Tenant to Landlord under this Lease as required by applicable governmental authorities.

(G) This Lease shall not be strictly construed against Tenant as the draft or writing of Tenant or because of any presumption arising out of terms favorable to Tenant.

(H) Whenever required in the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Demised Premises with Tenant’s expressed or implied permission.

(I) This Lease shall be construed and enforced in accordance with the laws of the State of Maryland.

(J) Subject to the remaining provisions of this Lease, this Lease shall be binding upon and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

(K) LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY SUMMARY PROCEEDING IN ANY EMERGENCY OR OTHER STATUTORY REMEDY, OR IN ANY ACTION BASED, IN WHOLE OR IN PART, ON NON-PAYMENT OF RENT OR OTHER DEFAULT UNDER THIS LEASE; AND TENANT FURTHER AGREES THAT IT SHALL NOT INTERPOSE ANY COUNTERCLAIM OR SET-OFF IN ANY SUCH PROCEEDING, EXCEPT TO THE EXTENT THAT TENANT WOULD HAVE NO RIGHT TO COMMENCE AN INDEPENDENT PROCEEDING TO SEEK TO RECOVER ON ACCOUNT OF SUCH CLAIM.

(L) If legal proceedings shall be instituted by either party to this Lease as a result of a default under this Lease, the prevailing party in such proceeding shall be entitled to claim and collect its reasonably incurred third-party attorneys’ fees and court costs at both the trial and appellate levels.

37. NO OPTION: The submission of this Lease for examination does not constitute a reservation of or option for the Demised Premises and this Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and Tenant.

38. ESTOPPEL AGREEMENT: Landlord and Tenant each shall, from time to time, upon at least fifteen (15) business days’ prior notice by the other, execute, acknowledge and deliver to a prospective purchaser or mortgagee, a statement executed by both Landlord and Tenant certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Fixed Rent and Additional Rent have been paid, and stating whether or not there exists any defaults by Landlord or Tenant under this Lease, and, if so, specifying each such default.

39. NET LEASE; TRUE LEASE: This Lease is an absolutely triple net lease to Landlord, except and to the extent as expressly set forth herein. It is the intent of the parties hereto that the Fixed Rent payable under this Lease shall be an absolutely net return to Landlord and that

Tenant shall pay all costs and expenses relating to the Demised Premises except as otherwise expressly set forth in this Lease. Without limiting the generality of the preceding sentence, except as expressly set forth in this Lease, Tenant shall at its sole cost and expense (which expense shall be deemed Additional Rent hereunder) be responsible for payment of all Taxes, all electricity, telecommunication service, gas, water, sewer, telephone, refuse disposal, and other charges for utilities and services supplied to the Demised Premises, insurance costs, amounts due under any Title Document (defined below) and all costs of cleaning, maintaining and repairing the Demised Premises in accordance with the terms of this Lease. Any amount or obligation herein relating to the Demised Premises that is not expressly declared to be that of Landlord shall be deemed to be an obligation of Tenant to be performed by Tenant at Tenant’s expense, and Tenant’s liability for the payment of any of the same which shall become payable during the Term is hereby expressly provided to survive the Term. Except as expressly provided in Section 12 and Section 13.2 of this Lease, Fixed Rent, Additional Rent, and all other sums payable hereunder by Tenant, shall be paid without notice or demand (but subject to any applicable notice and cure periods provided pursuant to the express terms of this Lease), and without set off, counterclaim, recoupment, abatement, suspension, deduction, or defense (other than payment) whatsoever, so that this Lease shall yield net to Landlord the Fixed Rent under all circumstances and conditions whether now or hereinafter existing and whether or not within the contemplation of the parties. Except as otherwise expressly set forth in this Lease with respect to certain events of casualty or condemnation, Tenant shall in no event have any right to terminate this Lease. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Fixed Rent, the Additional Rent, and all other sums payable by Tenant hereunder shall, except as expressly provided in Section 12 and Section 13.2, continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. As used herein, the term “Title Documents” means any and all easements, covenants, conditions, and restrictions, industrial park association agreements, and other agreements, encumbrances, and restrictions of record affecting all or part of the Demised Premises, as the same may now exist, or as the same may hereafter be created or amended without materially expanding the obligations of Tenant without Tenant’s approval (which approval shall not be unreasonably withheld), but excluding any mortgage.

Landlord and Tenant agree that the parties intend this Lease to constitute a lease and not a financing arrangement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment, subject to future modifications of accounting or tax rules or guidelines and subject to contrary determinations or positions by governmental agencies or the like.

40. LANDLORD’S RIGHT TO ENTER: Landlord and its agents or employees may upon reasonable prior notice enter the Demised Premises during business hours (and in case of emergency at any time) for the purpose of performing repairs or replacements, or exercising any of the rights reserved to Landlord herein, and similarly upon at least two (2) business days’ prior written notice, may show the Demised Premises to prospective purchasers and lenders, and during the last nine (9) months of the Term to prospective tenants, and may keep affixed in suitable places notices for letting (during the last nine (9) months of the Term) and selling. Except in case of emergency,

Landlord shall be subject in entering the Demised Premises to reasonable security conditions, if any, set forth by Tenant in writing to Landlord. If Tenant so desires, a representative of Tenant may accompany Landlord or its agents in any entry onto the Demised Premises under this Lease.

41. INTENTIONALLY DELETED.

42. TENANT’S FINANCIAL CONDITION: Within ten (10) business days after request from Landlord from time to time, Tenant shall deliver to Landlord Tenant’s financial statements, including audited annual financial statements, balance sheets, income statements, and statements of cash flow, certified by Tenant’s Treasurer or Chief Financial Officer, in each case for the latest available two (2) fiscal years (the latest year ending no more than six (6) months prior to Landlord’s request). Such financial statements shall be delivered to Landlord’s mortgagees and lenders and prospective mortgagees, lenders and purchasers. The foregoing requirement to deliver financial statements shall not be applicable at any time during which Tenant’s financial statements are public available through the SEC.

43. LIMITATION OF LANDLORD’S LIABILITY: Landlord shall be liable only for breaches of Landlord’s obligations occurring while Landlord is owner of the fee of which the Demised Premises are a part (provided, however, that if Landlord shall ever sell and lease-back such fee, or the ground thereof or the improvements thereon, then “fee” shall, in such event, be deemed to mean Landlord’s leasehold interest and further provided that any such subsequent Landlord assumes Landlord’s obligations hereunder). Tenant (and all persons claiming by, through or under Tenant) agrees to look solely to Landlord’s interest from time to time in the Demised Premises (including the uncollected rents, issues, profits, and proceeds thereof, subject to the superior rights of mortgagees therein) for satisfaction of any claim or recovery of any judgment from Landlord; it being agreed that neither Landlord nor any trustee, beneficiary, partner, member, manager, shareholder, agent or employee of Landlord shall ever be personally or individually liable for any claim or judgment, or otherwise, to Tenant (or such persons). In no event shall Landlord or Tenant ever be liable for indirect or consequential damages (provided, however, that Tenant shall be liable for such indirect or consequential damages pursuant to Section 49 below); nor shall Landlord ever be answerable or liable in any equitable judicial proceeding or order beyond the extent of such interest in the Demised Premises.

44. MEMORANDUM OF LEASE: Neither party shall record this Lease, but each party will, upon request of the other, execute a recordable memorandum of lease in a form reasonably approved by Landlord and, upon termination, a like notice of termination of lease; and Tenant irrevocably appoints Landlord as its attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver such notice of termination of lease in Tenant’s name, place and stead if Tenant fails so to do with sixty (60) days of any written request. The party requesting the recording of a memorandum shall bear the cost of transfer and recordation tax due in connection therewith.

45. WAIVERS: All waivers shall be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. Tenant’s failure to enforce any provision of this Lease pursuant to the express terms hereof shall not be a waiver and shall not prevent Tenant from enforcing that provision or any other provision of this Lease pursuant to the express terms hereof in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound by to the conditions of such statement.

46. FORCE MAJEURE: If either party cannot perform any of its obligations due to events beyond such party’s reasonable control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond the parties’ reasonable control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and extreme weather conditions (any of the foregoing constituting “Force Majeure”) but exclude financial circumstances. Notwithstanding the foregoing, the events listed in this Section 46 shall not excuse Tenant’s failure to pay any Fixed Rent or Additional Rent due under this Lease.

47. WAIVER OF CLAIM – INDEMNIFICATION: Without limiting any other provisions hereof, but subject to the provisions of Section 19 hereof, Tenant agrees to defend, protect, indemnify and save Landlord and its partners, affiliates, officers, agents, servants and employees and Landlord’s management, leasing and development agents and Landlord’s mortgagee(s) from time to time from and against all liability to third parties arising out of the use of the Demised Premises by, or the acts or omissions of, Tenant or its servants, agents, employees, contractors, suppliers, workers or invitees. To the extent not prohibited by law and subject to the waiver of subrogation contained in Section 19, Landlord and its partners, affiliates, officers, agents, servants and employees shall not be liable for any damage either to person, property or business resulting from the loss of the use thereof sustained by Tenant or by other persons due to the Building or any part thereof or any appurtenances thereto becoming out of repair, or due to the happening of any accident or event in or about the Building, including the Demised Premises, or due to any act or neglect of any tenant or occupant of the Building or of any other person, unless and then only to the extent caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors or a breach of the express provisions of this Lease (subject to any applicable notice and cure periods). This provision shall apply particularly, but not exclusively, to damage caused by gas, electricity, snow, ice, frost, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows, and except as provided above, shall apply without distinction as to the person whose act or neglect was responsible for the damage and shall apply whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all personal property upon the Demised Premises, or upon loading docks, recovering and holding areas, or freight elevators of the Building, shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof, unless and to the extent the same is actually caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors or a breach of the express provisions of this Lease (subject to any applicable notice and cure periods). The provisions of this Section 47 shall survive the expiration or earlier termination of the Lease, and shall not derogate from the abatement and termination rights set forth in Section 48.

Landlord shall save Tenant, its directors, officers, agents and employees harmless and indemnified against any claim, loss or cost, whether in law or in equity, arising out of any injury, loss, theft or damage to any person or property while on or in the Demised Premises if and to the extent the same are actually due to the negligence or willful misconduct of the Landlord, its employees, contractors or agents.

48. INTERRUPTION: In case Landlord is prevented or delayed from making any repairs or replacements or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Demised Premises. Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall give Tenant such notice as is practicable under the circumstances of the expected duration of such stoppage and will exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

49. HOLDING OVER: If Tenant (or anyone claiming by, through or under Tenant) shall remain in possession of the Demised Premises or any part thereof after the expiration or earlier termination of this Lease with respect to any portion of the Demised Premises without any agreement in writing executed with Landlord, the person remaining in possession shall be deemed a tenant at sufferance, Tenant shall thereafter pay Fixed Rent at 125% of the amount payable for the twelve month period immediately preceding such expiration or termination and with all Additional Rent payable and covenants of Tenant in force as otherwise herein provided, and Tenant shall be liable to Landlord for all damages directly arising from such breach, and for indirect or consequential damages relating only to any loss of any replacement tenant(s) for the Demised Premises of which Tenant had written notice. After acceptance of the full amount of such rent by Landlord the person remaining in possession shall be deemed a tenant from month-to-month at such rent and otherwise subject to and having agreed to perform all of the provisions of this Lease, but Landlord will not be deemed to have relinquished any claims for damages.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

LANDLORD:		TENANT:

SCP Green Hagerstown, LLC, a Delaware limited liability company		West Marine Products, Inc., a California corporation

By:	/s/ Benjamin S. Butcher	By:	/s/ Eric Nelson
Title:	Benjamin S. Butcher, Authorized Person	Title:	Eric Nelson, Chief Financial Officer

EXHIBIT “A”

Demised Premises:

Situate on the northern side of Longmeadow Road near its intersection with the Western Maryland Railway Company right-of-way near Paramount, Election District No. 27, Washington County, Maryland and more particularly described in accordance with a recent survey by Davis, Renn & Shrader, Inc. as follows: Beginning at a 5/8” Re-bar set in the north margin line of Long Meadow Road said Re-bar being also at the end of the 5th or S. 86º 09’ 45” E. 219.50 feet line of a conveyance from the Mitchel-Tyler Company to the Washington County Commissioners recorded in Liber 443, folio 461 among the Washington County land records and running thence with said Road right-of-way and said 5th line reversed, N. 86º 09’ 45” W. 219.50’ to a 5/8” Re-bar set in the north margin line of Longmeadow road; thence with the 4th line of said conveyance reversed and corrected in a recent survey by Davis, Renn & Shrader, Inc., N. 03º 57’ 38” W. 20.03’ to a 5/8” Re-bar set; thence with the north margin line of Longmeadow Road and the 3rd line of said conveyance reversed N. 86º 09’ 45” W. 216.50’ to a 5/8” Re-bar set; thence with the east margin line of Porter Chemical Road and with the remaining portion, after the aforesaid conveyance from Harold M. Porter to Mitchel-Tyler Company recorded in Liber 376, folio 603 of Washington County land records, N. 26º 29’ 46” E. 2,154.96’ to a recovered iron pin in concrete; thence with the 3rd line of the said Porter conveyance S. 63º 30’ 14” E. 412.50’ to a recovered iron pin in concrete in the western margin line of the Western Maryland Railway Company, now the C.S.X. Railroad; thence binding thereon and running with the remainder of the 4th line of the said Porter conveyance, S. 26º 29’ 46” W. 2,004.26’; to the place of beginning containing 19.69 acres, more or less.

TOGETHER WITH a non-exclusive right of way for ingress to and egress from the Land described above, in common with others, over the bed of the 50 foot street running northward from the Longmeadow Church Road along the west side and with the fourth (4th) line of the land described above.

EXHIBIT “B”

[ALTA/ACSM Land Title Survey prepared for Stag Capital Partners, LLC by Davis Renn & Associates, Inc. depicting the parcel of land on which the Hagerstown distribution center is constructed, including the distribution center building, certain rights-of-way, the parking lot and a railroad siding adjacent to the distribution center.]

EXHIBIT “C”

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Tenant Name:	West Marine Products, Inc.
Trade Name:	West Marine, Boat US
Room/Unit No.:	N/A

THIS AGREEMENT is dated the          day of                     , 2005, and is made by and among                                          (“Mortgagee”), WEST MARINE PRODUCTS, INC. a California corporation, having an address at 500 Westridge Drive, Watsonville, CA 95076, Atten: Real Estate Dept., MS G-6 (“Tenant”), and SCP Green Hagerstown, LLC, a Delaware limited liability company (“Landlord).

RECITALS:

A. Tenant has entered into a Lease Agreement (the “Lease”) dated October     , 2005 with SCP Green Hagerstown, LLC (“Landlord”) covering the premises on the property known as 19224 Longmeadow Rd., Hagerstown, MD 21742 within, more particularly described as shown on Exhibit A, attached hereto (the “Premises” or the “Real Property”).

B. Mortgagee has agreed to make or has made a mortgage loan in the amount of                                          to Landlord, secured by a mortgage of the Real Property (the “Mortgage”), and the parties desire to set forth their agreement herein.

NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The Lease and all extensions, renewals, replacements or modifications thereof are and shall be subject and subordinate to the Mortgage and all terms and conditions thereof insofar as it affects the Real Property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of amounts secured thereby and interest thereon.

2. Tenant shall attorn to and recognize any purchaser at a foreclosure sale under the Mortgage, any transferee who acquires the Premises by deed in lieu of foreclosure, and the successors and assigns of such purchaser(s), as its landlord for the unexpired balance (and any renewals or extensions, if exercised) of the term of the Lease on the same terms and conditions set forth in the Lease.

3. If it becomes necessary to foreclose the Mortgage, Mortgagee shall neither terminate the Lease nor join Tenant in summary or foreclosure proceedings for the purpose of terminating the Lease so long as Tenant is not in default under any of the terms, covenants, or conditions of the Lease beyond any applicable notice and cure periods. Lender, by its acceptance of this Agreement, agrees that in the event Lender or any other party takes possession of the Demised Premises and/or other such premises as noteholder-in-possession, by foreclosure of the Mortgage or by acquisition of title in lieu of foreclosure, that Lender or such other party shall not affect or disturb Tenant’s right to possession or Tenant’s other rights under the Lease in the exercise of Lender’s or such other party’s rights, so long as Tenant is not then in default under any of the terms, covenants, or conditions of the Lease beyond the curative periods applicable thereto under the Lease.

4. If Mortgagee succeeds to the interest of Landlord under the Lease, Mortgagee shall not be: (a) liable for the return of any security deposit unless such deposit has been delivered to Mortgagee by Landlord or is in an escrow fund available to Mortgagee, (b) bound by any rent or additional rent that Tenant might have paid more than two (2) months in advance to any prior landlord (including Landlord), (c) bound by any material amendment, modification, or termination of the Lease made without Mortgagee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), or (d) personally liable under the Lease, Mortgagee’s liability thereunder being limited to its interest in the Real Property.

5. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their successors and assigns.

6. Tenant shall give Mortgagee, by commercial overnight delivery service, a copy of any notice of default served on Landlord at the same time such notice is sent to the Landlord, addressed to Mortgagee at Mortgagee’s address set forth above or at such other address as to which Tenant has been notified in writing. Mortgagee shall have the right, but not the obligation, to cure such default within the time period specified in the Lease. Should Tenant not give Mortgagee a copy of any such Notice of default at the time it is addressed to Landlord, such failure shall not be deemed a breach of this Agreement, but Mortgagee shall have the same period of time allowed in the Lease in which to cure the default complained of, should Mortgagee elect to do so, running from the date of Mortgagee’s actual receipt of a copy of such Notice.

7. Landlord has agreed under the Mortgage and other loan documents that rentals payable under the Lease shall be paid directly by Tenant to Mortgagee upon default by Landlord under the Mortgage. After receipt of notice from Mortgagee to Tenant, at the address set forth above or at such other address as to which Tenant has notified Mortgagee in writing, at least ten (10) days prior to the date that the next rental payment is due under the Lease, sent by registered or certified mail, return receipt requested, that rentals under the Lease should be paid to Mortgagee, Tenant shall pay to Mortgagee, or at the direction of Mortgagee, all monies due or to become due to Landlord under the Lease. Tenant shall have no responsibility to ascertain whether such demand by Mortgagee is permitted under the Mortgage, or to inquire into the existence of a default. Landlord hereby waives any right, claim, or demand it may now or hereafter have against Tenant by reason of such payment to Mortgagee, and any such payment shall discharge the obligations of Tenant to make such payment to Landlord.

8. Tenant’s subordination is upon and subject to the express conditions that:

a. So long as Tenant continues to pay the rent as provided for in the Lease and otherwise complies with all the terms and provisions thereof, Lender shall not disturb the rights of possession of Tenant in and to the Premises or other premises as set forth in the Lease, notwithstanding any foreclosures or proceedings in lieu thereof affecting the Premises and/or such other premises and whether or not Tenant is made a party thereto; and

b. If the Premises or other such premises or any part thereof is damaged or destroyed by casualty or by the exercise of any right of eminent domain, the proceeds of any insurance or condemnation award relating thereto shall be made available for the purpose of repair or restoration thereof as provided for in the Lease; and

c. Upon passing of title to the Real Property to the Lender or to any other party in any foreclosure or proceedings in lieu thereof, the party acquiring such title shall thereupon during the period of such party’s ownership, by virtue of such acquisition of title and continued ownership and without the execution of any further instruments or documents, be deemed to be the Landlord for all purposes of the Lease during the period of such ownership and be deemed to have assumed the full and complete performance of all the obligations of Landlord as set forth in the Lease which accrue during the period of such ownership; and

d. If Lender shall take possession of the Premises without acquiring title thereto, but in such a manner as to be entitled to receive rents therefrom, Lender shall, in addition, be deemed to have assumed all the obligations of Landlord set forth in the Lease accruing during such period of possession.

e. Upon any default or claimed default of Landlord to Mortgagee, the rights of Tenant under the Lease shall not be terminated or disturbed except in accordance with the terms and provisions of the Lease.

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

WITNESSES:	MORTGAGEE:

By:
Name:
Its:
Name:

TENANT:

WEST MARINE PRODUCTS, INC.

By:
Name:
Printed Name
Its:
Name:

LANDLORD:

SCP GREEN HAGERSTOWN, LLC
Name:
By: SCP Green Manager, LLC, its manager

Name:	By:
Its:

STATE OF CALIFORNIA)
:	ss.
SANTA CRUZ COUNTY )

On                     , before me, the undersigned Notary Public, personally appeared                                         , known to me to be the person whose name is subscribed to the within instrument, and acknowledged to me he or she executed the same in her or his authorized capacity, and that by his or her signature on the instrument, the entity upon behalf of which the person acted executed the within instrument.

WITNESS my hand and official seal:

NOTARY PUBLIC

STATE/COMMONWEALTH OF

County, ss.

On this          day of                     , 200  , before me, the undersigned notary public, personally appeared                                         , proved to me through satisfactory evidence of identification, which was                                                              , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose, as                                          of WEST MARINE PRODUCTS, INC., a                                         .

(official signature and seal of notary)

Name:

My commission expires:

COMMONWEALTH OF MASSACHUSETTS

County, ss.

On this          day of                     , 20    , before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which was                                                              , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose, as Manager of SCP Green Manager, LLC, a Delaware limited liability company.

(official signature and seal of notary)

Name:

My commission expires:

Exhibit A

Situate on the northern side of Longmeadow Road near its intersection with the Western Maryland Railway Company right-of-way near Paramount, Election District No. 27, Washington County, Maryland and more particularly described in accordance with a recent survey by Davis, Renn & Shrader, Inc. as follows: Beginning at a 5/8” Re-bar set in the north margin line of Long Meadow Road said Re-bar being also at the end of the 5th or S. 86º 09’ 45” E. 219.50 feet line of a conveyance from the Mitchel-Tyler Company to the Washington County Commissioners recorded in Liber 443, folio 461 among the Washington County land records and running thence with said Road right-of-way and said 5th line reversed, N. 86º 09’ 45” W. 219.50’ to a 5/8” Re-bar set in the north margin line of Longmeadow road; thence with the 4th line of said conveyance reversed and corrected in a recent survey by Davis, Renn & Shrader, Inc., N. 03º 57’ 38” W. 20.03’ to a 5/8” Re-bar set; thence with the north margin line of Longmeadow Road and the 3rd line of said conveyance reversed N. 86º 09’ 45” W. 216.50’ to a 5/8” Re-bar set; thence with the east margin line of Porter Chemical Road and with the remaining portion, after the aforesaid conveyance from Harold M. Porter to Mitchel-Tyler Company recorded in Liber 376, folio 603 of Washington County land records, N. 26º 29’ 46” E. 2,154.96’ to a recovered iron pin in concrete; thence with the 3rd line of the said Porter conveyance S. 63º 30’ 14” E. 412.50’ to a recovered iron pin in concrete in the western margin line of the Western Maryland Railway Company, now the C.S.X. Railroad; thence binding thereon and running with the remainder of the 4th line of the said Porter conveyance, S. 26º 29’ 46” W. 2,004.26’; to the place of beginning containing 19.69 acres, more or less.

TOGETHER WITH a non-exclusive right of way for ingress to and egress from the Land described above, in common with others, over the bed of the 50 foot street running northward from the Longmeadow Church Road along the west side and with the fourth (4th ) line of the land described above.

EXHIBIT “D”

Insurance

This Exhibit D shall be incorporated into the Lease, and where terms of this Exhibit conflict with these terms within the Lease, the terms of this Exhibit shall prevail and govern the Lease.

I.	INSURANCE

(a)	Coverage. At Tenant’s sole cost and expense (to be reimbursed to Landlord within 30 days of Landlord’s written request therefor, which shall include reasonable back up documentation), but not more than once annually, Landlord shall purchase and maintain insurance during the entire Term of the Lease and any period Tenant (or any party claiming by, through or under Tenant) occupies any portion of the Demised Premises, for the benefit of the Tenant and Landlord (as their interest may appear) with terms and coverages reasonably satisfactory to Landlord and Tenant, and with insurers having a minimum A.M. Best rating of at least A-/X, and with such increases in limits as Landlord and Tenant may from time to time reasonably require, but initially Landlord shall maintain the following coverages in the following amounts:

(i)	Property insurance covering property damage and business interruption for the entire Demised Premises. Covered property shall include the Building, boilers and machinery and all tenant improvements. Such insurance shall name Tenant, Landlord and Landlord’s mortgagee(s) from time to time as additional loss payees as their interests may appear. Such insurance shall be written on an “all risk” of physical loss or damage basis including but not limited to the perils of fire, extended coverage, windstorm, vandalism, malicious mischief, terrorism (certified and uncertified), sprinkler leakage, flood, windstorm and earthquake, for the full replacement cost value of at least Seven Million Dollars ($7,000,000) of the covered items without depreciation and other endorsements as Landlord shall reasonably request from time to time, including demolition, ordinance or law, and increased cost of construction and in amounts that meet any co-insurance clause of the policies of insurance with a deductible amount not to exceed $50,000. Such insurance shall include rent continuation coverage of no less than twelve (12) months.

(ii)	Commercial General Liability Insurance (to be provided at Landlord’s sole cost and expense) naming Landlord, Landlord’s management, leasing and development agents and Landlord’s mortgagee(s) from time to time as additional insureds, with coverage for premises/operations, personal and advertising injury, products/completed operations and contractual liability with combined single limits of liability of not less than $1,000,000 for bodily injury and property damage per occurrence and not less than 2,000,000 in the aggregate and excess liability insurance with a limit not less than $10,000,000 per occurrence and aggregate.

(b)	Tenant’s Coverage. At Tenant’s sole cost and expense, Tenant shall purchase and maintain insurance during the entire Term of the Lease and any period Tenant (or any party claiming by, through or under Tenant) occupies any portion of the Demised Premises, for the benefit of the Tenant and Landlord (as their interest may appear) with terms and coverages reasonably satisfactory to Landlord and Tenant, and with insurers having a minimum A.M. Best rating of at least A-/X, and with such increases in limits as Landlord and Tenant may from time to time reasonably require, but initially Tenant shall maintain the following coverages in the following amounts:

(i)	Commercial General Liability Insurance naming Tenant, Landlord, Landlord’s management, leasing and development agents and Landlord’s mortgagee(s) from time to time as additional insureds, with coverage for premises/operations, personal and advertising injury, products/completed operations and contractual liability with combined single limits of liability of not less than $1,000,000 for bodily injury and property damage per occurrence and not less than 2,000,000 in the aggregate and excess liability insurance with a limit not less than $10,000,000 per occurrence and aggregate.

(ii)	Property insurance covering office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Demised Premises

(iii)	Workers’ Compensation Insurance and Employers Liability Insurance with statutory limits and automobile liability insurance (coverage must include owed, leased, hired and non owned vehicles) with a limit of at least $1,000,000.

Landlord and Tenant shall, prior to the commencement of the Term and on each anniversary of the Commencement Date and/or renewal date thereof, furnish to each other certificate(s) (ACCORD Form 27) evidencing such coverage, which certificate(s) shall state that such insurance coverage may not be changed or cancelled unless the provider endeavors to provide at least thirty (30) days’ prior written notice to each of Landlord and Tenant.

EXHIBIT “E”

Estoppel

ESTOPPEL CERTIFICATE

TO:	LANDLORD:	SCP Green Hagerstown, LLC
	LENDER:	Connecticut General Life Insurance Company, having an address c/o CIGNA Investments, Inc., 280 Trumbull Street, Hartford, Connecticut 06103, Attn: Debt Asset Management, H-11-H
	TENANT:	West Marine Products, Inc.
	PROPERTY:	19224 Longmeadow Rd., Hagerstown, MD 21742

West Marine Products, Inc., a California corporation (herein called “Tenant”), is the lessee of certain space consisting of approximately 287,300 square feet (the “Demised Premises”), the property above identified, under the terms of a lease (the “Lease”) with Landlord. As of the date of this Estoppel Certificate (Certificate”), Landlord and Tenant hereby certify, to the best of their knowledge, as follows:

1. The Lease, dated October __, 2005, has not been modified, supplemented, or amended in any way. The expiration date of the current term of the Lease is November 30, 2011, excluding renewals and extensions. Tenant has the option to renew the Lease for one additional term of five (5) years.

2. The monthly Rent currently payable under the Lease is $46,000.00, and has been paid through                     , 2005. Tenant has not paid a security deposit. No offset, claim, defense or counterclaim presently exists against Rent or Additional Rent payable by Tenant or against any other performance or obligation otherwise due from Tenant under the Lease, and no event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, would constitute a default under the Lease. Notwithstanding anything contained in this Certificate to the contrary, nothing in this Certificate shall limit, prejudice or affect either Tenant’s right to audit, inspect or confirm any Additional Rent charges payable or paid by Tenant with respect to the current year or any prior years of the Lease term, or Tenant’s rights under the Lease or applicable law with respect to same. No Additional Rent is due to Landlord for any year prior to the present year with the exception of any year-end adjustment that may be made between the actual amounts owed and any impounded amounts paid during this year.

For purposes of this Certificate, “Tenant’s knowledge,” shall mean and be limited to the actual knowledge of the individuals signing this Certificate on behalf of Tenant (without imputation of any knowledge from any of Tenant’s other employees, agents, contractors or attorneys and without any investigation or inquiry).

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WITNESS execution of this Estoppel Certificate:

SCP GREEN HAGERSTOWN, LLC		WEST MARINE PRODUCTS, INC.

By:		By:
	Printed Name	Printed Name

Title:

Dated: , 2005